EXHIBIT 10.3
                                     ----------------

June 10, 1996

Mr. Steve Lamson, CFO
Simpson Manufacturing Co., Inc.
4637 Chabot Drive, Suite 200
Pleasanton, CA  94588

Dear Steve:

In reference to the Agreement between Union Bank ("Bank") and Simpson Manufacturing, Inc. ("Borrower") dated July 15, 1995, the Bank and Borrower desire to amend the Agreement. This amendment shall be called the Fifth Amendment to the Agreement. Initially capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Agreement.

  Amendment to the Agreement:

  (a) Section 1.1.2 Standby L/C (A). The section is amended in its entirety as follows:

       "Bank has issued for the account of Borrower, an irrevocable, standby letter of credit, an "L/C" in the amount of Two Hundred Seventy Five Thousand Pounds Sterling (GBP275,000) maturing June 15, 1997."

This Loan Amendment shall become effective when the Bank shall have received the acknowledgment copy of this Loan Amendment executed by the Borrower and the following executed documents, all of which the Bank must receive before July 15, 1996.

Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Loan Amendment shall not be a waiver of any existing default or breach of a condition to covenant unless specified herein.

Very truly yours,
Union Bank
A Division of Union Bank of California, N.A.

/s/Carol Garrett                       /s/Gary Shekerjian
- ----------------------------           -----------------------------------
Carol Garrett, Vice President          Gary Shekerjian, CO

Agreed and Accepted to this 20th day of June, 1996.

Simpson Manufacturing, Inc.


/s/Thomas J Fitzmyers                  /s/Steve Lamson
- ----------------------------           -----------------------------------

Thomas Fitzmyers, President            Steve Lamson, Chief Financial Officer

                       ARBITRATION AGREEMENT
         (Commercial Transaction Not Secured By Real Property)
                             ADDENDUM A

(a) Claims or Controversion Subject to Arbitration. Any claim or controversy between or among the parties to this agreement
(collectively,) the "Parties" and Individually, a "Party") which arises out of or relates to (i) that certain APPLICATION FOR
IRREVOCABLE STANDBY LETTER OF CREDIT AND STANDBY LETTER OF CREDIT
AGREEMENT, executed by Simpson Strong-Tie Compnay Inc. in favor of Union Bank (Bank"), any extensions, renewals, amendments, substitutions or replacements thereof, and any related guaranty, subordination agreement, security agreement or any other related agreement or instrument (collectively, the "Subject Documents"), (ii) any negotiations, correspondence or communications relating to any of the Subject Documents, whether or not incorporated into the Subject Documents or any indebtedness evidenced thereby, (iii) the administration or management of the Subject Documents or any indebtedness evidenced thereby or (iv) any alleged agreements, promises, representations or transactions in connection therewith, including but not limited to any claim or controversy which arises out of or is based upon an alleged tort, shall at the written request of any Party, be determined by binding arbitration. The arbitration shall be conducted in accordance with Title 9 of the California Code of Civil Procedure Sections 1280 at seq. (the "California Arbitration
Act") and under the Commercial Rules of the American Arbitration Association (the "AAA"). In connection with such arbitration, the Parties hereby expressly, intentionally and deliberately waive any right they may otherwise have to trial by jury of such claim or controversy.
(b) Selection of Arbitrator. Within thirty (30) days after written demand, or within thirty (30) days after commencement by any Party of any lawsuit subject to this agreement, a single neutral arbitrator will be selected pursuant to the Commercial Rules of the AAA.
However, the arbitrator selected must be a retired state or federal court judge with at least five years of judicial experience in civil matters. In the event that the selection pursuant to the Commercial
Rules of the AAA does not result in the appointment of a single neutral arbitrator within thirty (30) days, any such Party may petition the court to appoint such an arbitrator. The Parties shall equally bear the fees and expenses of the arbitrator unless the arbitrator otherwise provides in the award.
(c) Powers of and Limitations on the Arbitrator. The arbitrator shall have the powers provided by the California Arbitration Act and the Commercial Rules of the AAA except as provided in this agreement, including without limitation the following:
     (1) The arbitrator shall determine all challenges to the legality and/or enforceability of this agreement.
     (2) The arbitrator shall apply the rules of evidence to the same extent as they would be applied in a court of law.
     (3) The arbitrator shall give effect to all legal and equitable defenses in determining any claim or controversy, including without limitation statutes of limitation, the statute of frauds, waiver and estoppel.
     (4) A Party may not conduct discovery unless the arbitrator grants such Party leave to do so upon a showing of good cause. All discovery shall be completed within ninety (90) days after the appointment of the arbitrator. The arbitrator shall limit discovery to non-privileged material that is relevant to the issues to be determined by the arbitrator.
     (5) The AAA shall determine the time of the hearing and shall designate its location from among the cities of San Francisco, Los
Angeles and San Diego based upon the convenience of the arbitrator, the Parties and the witnesses. However, such hearing shall be commenced within thirty (30) days after completion of discovery, unless the arbitrator grants a continuance upon a showing of good cause by any Party. At least seven (7) days before the date set for such hearing, the Parties shall exchange copies of exhibits to be offered as evidence, and lists of the witnesses who will testify, at such hearing. Once commenced, the hearing shall proceed day to day until completed, unless the arbitrator grants a continuance upon a showing of good cause by any Party. Any Party may cause to be prepared, at its expense, a written transcription or electronic recordation of such hearing.
     (6) Any award by the arbitrator shall be set forth in a written decision supported by written findings of fact and conclusions of law which the arbitrator shall deliver concurrently to the Parties.
     (7)  The award of the arbitrator may include equitable relief.
     (8) The arbitrator may not award punitive damages unless the arbitrator first makes written findings of fact that would satisfy the requirements for recovery of punitive damages under California law. An such award of punitive damages shall not exceed a sum equal to twice the amount of actual damages as determined by the arbitrator.
     (9) The arbitrator shall have the power to award reasonable attorneys' fees (including a reasonable allocation for the costs of in-house counsel) and costs to the prevailing party.
     (10) The provisions of California Civil Code Sections 47 et seq. shall apply to the arbitration to the same extent as they would apply to a judicial proceeding subject to such provisions.
     (11) The laws of the State of California shall govern the arbitration pursuant to this agreement.
(d) Provisional Remedies, Self-Help and Foreclosure. No provision of this agreement shall limit the right of any Party (i) to exercise any self-help remedies, (ii) to foreclose upon or sell any collateral, by power of sale or otherwise, or (iii) to obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the arbitration. The exercise of, or opposition to, any such remedy does not waive the right of any Party to arbitration pursuant to this agreement. If any obligation under any Subject Document is or becomes secured by an interest in real property, then no claim or controversy shall be submitted to arbitration without the consent of the Parties. If the Parties do not consent to such submission, then the claim or controversy shall be determined by a judicial action in which all decisions of fact and law shall, at the request of any Party, be referred to a referee in accordance with California Code of Civil Procedure Sections 638 et seq. The referee shall be selected pursuant to the provisions of paragraph (b) of this agreement and shall have the powers conferred upon a arbitrator by paragraph (c) of this agreement. Judgment upon the award rendered by such referee shall be entered in the court in which such judicial action was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.
(e) Miscellaneous. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. In the event that multiple claims are asserted, some of which are found not subject to this agreement, the Parties agree to stay the proceedings of the claims not subject to this agreement until all other claims are resolved in accordance with this agreement. In the event that claims are asserted against multiple parties, some of whom are not subject to this agreement, the Parties agree to sever the claims subject to this agreement and resolve them in accordance with this agreement. In the event that any provision of this agreement is found to be illegal or unenforceable, the remainder of this agreement shall remain in full force and effect. The laws of the State of California shall govern the interpretation of this agreement. This agreement fully states all of the terms and conditions of the Parties' agreement regarding the matters mentioned in, or incidental to, this agreement.
This agreement supersedes all oral negotiations and prior writings concerning the subject matter of this agreement.

UNION BANK

BY:  /s/CAROL GARRETT
     ----------------------
     CAROL GARRETT
     VICE PRESIDENT

SIMPSON STRONG-TIE COMPANY INC.

BY:  /s/THOMAS J FITZMYERS
     ----------------------
     Thomas J Fitzmyers, President

BY:  /s/STEVE LAMSON
     ----------------------
     Steve Lamson, CFO